CONTRACT OF SALE

EMBASSY INDUSTRIES INC.

Seller

- with -

TELL REALTY LLC

Purchaser

Premises:	300 Smith Street Farmingdale, New York

Certilman Balin Adler & Hyman, LLP
90 Merrick Avenue
East Meadow, New York 11554

CONTRACT dated as of February 27, 2007, by and between EMBASSY INDUSTRIES, INC., a New York Corporation, having its principal office at 445 Broad Hollow Road, Suite 100, Melville, New York, 11747 (the, “Seller”), and TELL REALTY LLC, a New York limited liability company, having its principal office at 58-51 Maspeth Avenue, Maspeth, New York, 11378, (“Purchaser”).

WITNESSETH:

WHEREAS, Seller owns a parcel of land with the improvements erected thereon, as follows:

being in Farmingdale, Town of Babylon, County of Suffolk, State of New York; known by street address 300 Smith Street, Farmingdale, New York; and designated as District 100; Section 5; Block 1; Lot 11 on the Land and Tax Map of Suffolk County, as more particularly described on Schedule A annexed hereto (the “Property”);

WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller, the Premises (as hereinafter defined) on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of these premises and the mutual covenants, the parties hereby covenant and agree as follows:

SECTION 1
SALE OF PREMISES AND ACCEPTABLE TITLE

1.1 Seller shall sell to Purchaser and Purchaser shall purchase from Seller, at the price and upon the terms and conditions set forth herein: (a) the Property, (b) all buildings (the “Buildings”) and improvements, if any, situated thereon (collectively, the “Improvements”) (c) all right, title and interest of Seller, if any, in and to the land lying in the bed of any street or highway in front of or adjoining the Property to the center line thereof and to any unpaid award for any taking thereof by condemnation, or any damage to the Property by reason of a change of grade of any street or highway; (d) the appurtenances, (e) all right, title and interest of Seller, in and to the fixtures equipment and other personal property attached to the Buildings and/or listed on Schedule B attached hereto; and (f) all licenses, permits, certificates, warranties, and the like pertaining to the ownership, use and occupancy of the Property (collectively, the “Personal Property”). The Property, the Improvements, the Personal Property and the other interests being sold and purchased as provided in this subsection 1.1 are referred to, collectively, as the “Premises”.

1.2 A. Seller shall convey and Purchaser shall accept fee simple title to the Premises in accordance with the terms of this Contract, subject only to (a) the matters (“Permitted Exceptions”) set forth in Schedule C attached to and made a part of this Contract and such other matters as Purchaser has agreed to take subject to, and (b) such other matters as any other reputable title insurance company selected by Purchaser and licensed to do business in the State of New York (the “Title Company”) shall be willing, without special premium, to omit as exceptions to coverage or with Purchaser's consent to except with insurance against collection out of, or enforcement against the Premises.

B. Within twenty (20) days after the date of this Contract, Purchaser shall order a title report and shall instruct the Title Company to deliver to Seller’s attorneys, a title commitment (the “Title Commitment”). Exceptions to title which are not set forth on Schedule "C" shall each be a "Title Defect."

C. Seller shall be entitled to a reasonable adjournment of the Closing Date up to ninety (90) days, in order to give Seller an opportunity to remove any Title Defect, however, Seller shall not be required to bring any action or proceeding or otherwise incur any expense in excess of $100,000.00 ("Title Expense") to remove any Title Defect. The existence of any taxes, liens, or encumbrances, other than the Permitted Exceptions, shall not be objections to title if properly executed instruments necessary to satisfy the same are delivered to the Title Company at or before the Closing, together with recording and filing fees, if any, so that the Title Company may omit such taxes, liens, or encumbrances from its schedule of exceptions to title. If the Premises or any part thereof is subject to any lien, the amount of which has not been fixed, the same shall not be a Title Defect provided the Title Company shall insure Purchaser against collection of such lien from the Premises. Notwithstanding anything to the contrary, Seller shall pay and discharge, without limit as to amount, all mortgages, consensual liens, mechanic's liens, municipal liens and judgments against Seller.

D. In the event there exists any Title Defect which Seller is unable to cure as described in paragraph (C) above at the time of Closing, Purchaser shall have the option of (i) closing title, notwithstanding such Title Defect, without any abatement of the Purchase Price, other than the Title Expense, or (ii) canceling this Contract by written notice to Seller within ten (10) days after Purchaser receives written notice from Seller that it will be unable to cure such Title Defect. In the event Purchaser elects to cancel this Contract by reason of the foregoing, the Downpayment (as hereinafter defined in Section 15) shall be returned promptly to Purchaser, together with the net cost of title examination, and neither party under this Contract shall have any further obligation to the other, except that Purchaser and Seller shall continue to remain liable under the provisions of subsection 3.2D and Section 12 hereof.

1.3 Responsibility for Violations.

A. Except as provided herein, all notes or notices of violations of law or governmental ordinances, orders or requirements which were noted or issued prior to the date of the Investigation Period Notice Date (defined below) by any governmental department, agency or bureau having jurisdiction as to conditions affecting the Premises shall be removed by or complied with by Seller. If such removal or compliance has not been completed prior to the Closing, Seller shall pay to Purchaser at the Closing the reasonably estimated unpaid cost to effect or complete such removal or compliance, and Purchaser shall be required to accept title to the Premises subject thereto. Purchaser shall take title subject to all such notes or notices of violations noted or issued on or after the date of the Investigation Period Notice Date. Seller shall be responsible to pay, at or prior to Closing, any fines or penalties arising from violations arising prior to Closing.

B. If required, Seller, upon written request by Purchaser, shall promptly furnish to Purchaser written authorizations to make any necessary searches for the purposes of determining whether notes or notices of violations have been noted or issued with respect to the Premises.

SECTION 2
PURCHASE PRICE AND DOWNPAYMENT

2.1 The purchase price (“Purchase Price”) to be paid by Purchaser to Seller for the Premises is SIX MILLION THREE HUNDRED THOUSAND AND 00/100 ($6,300,000.00) DOLLARS.

2.2 Upon execution of this Contract, Purchaser shall pay to Seller THREE HUNDRED FIFTEEN THOUSAND AND 00/100 ($315,000.00) DOLLARS, by check, subject to collection, payable to the order of, or by wire transfer to, CERTILMAN BALIN ADLER & HYMAN, LLP, AS ATTORNEY (the “Escrow Agent”), who shall hold and disburse the proceeds and interest earned thereon, if any, (the “Initial Payment”) in accordance with the provisions of Section 15 hereof.

2.3 Within three (3) business days following the end of the Investigation Period Notice Date (hereinafter defined) and failure of Purchaser to cancel this Contract of Sale, THREE HUNDRED FIFTEEN THOUSAND AND 00/100 ($315,000.00) DOLLARS, by check, subject to collection, payable to the order of, or by wire transfer to, CERTILMAN BALIN ADLER & HYMAN, LLP, AS ATTORNEY (the “Escrow Agent”), who shall hold and disburse the proceeds and interest earned thereon, if any, (the “Additional Payment”) in accordance with the provisions of Section 15 hereof. The Initial Payment and Additional Payment shall hereinafter collectively be referred to as the "Downpayment".

2.4 On the Closing Date (as such term is defined herein), Purchaser shall pay to Seller or its designees the balance of the Purchase Price, in the amount of FIVE MILLION SIX HUNDRED SEVENTY THOUSAND AND 00/100 ($5,670,000.00) DOLLARS, after receiving credit for the Downpayment.

2.5 All sums which are to be paid to Seller under this Contract shall be paid by unendorsed certified or cashier’s checks drawn on a bank which is a member of the New York Clearinghouse, or by wire transfer. Upon three (3) business days’ written notice from Seller (which may be by e-mail or facsimile to Purchaser's attorneys), Purchaser shall deliver separate checks at Closing or make separate wire transfers in the number and amounts requested by Seller as designated in such notice.

SECTION 3
INVESTIGATION PERIOD AND CLOSING DATE

3.1 A. Purchaser shall have a period of forty-five (45) days from the date of full execution (the “Investigation Period”) within which it may conduct investigations and studies concerning the Premises. (Such investigations and studies are hereinafter referred to as the “Purchaser’s Investigation Period Permitted Activities”). Any report prepared by a party other than Purchaser in performing such investigations shall hereinafter be referred to as a “Report”. Purchaser’s Investigation Period Permitted Activities shall be performed pursuant to the provisions of subsection 3.2 below.

B. During the Investigation Period, Purchaser shall have the opportunity to inspect the Premises which inspection may include, but shall not be limited to (i) an environmental survey and/or assessment (inclusive of a Phase II assessment) to determine the existence of pollutants and/or contaminants and/or hazardous and/or toxic substances, materials and/or chemicals as defined in Environmental Laws (defined in subsection 16.2) (hereinafter referred to collectively or individually as “Hazardous Substances”), (ii) inspection of any underground storage tanks, (iii) compliance with all applicable laws, statutes, rules and regulations imposed by any relevant governmental authority having jurisdiction over the Premises, (iv) inquiries as to any existing tenancies or occupancies (if any), and (v) all other matters reasonably affecting or reasonably related to the transaction as may be appropriate.

C. If, at or prior to the expiration of the Investigation Period, Purchaser shall not be fully satisfied, in Purchaser’s sole discretion for any or no reason, as to the suitability of the Premises and all factors concerning same, then, in such event, Purchaser shall have the right to cancel this Contract by notice to Seller on or before the last day of the Investigation Period (such date hereinafter referred to as the “Investigation Period Notice Date”), time being “of the essence”. In such event, any Report prepared in connection therewith shall be delivered to Seller. Any notice purporting to cancel this Contract pursuant to the provisions of this subsection 3.1C after the Investigation Period Notice Date shall be void and of no force and effect. In the event Purchaser cancels this Contract, as provided herein, the sole liability of Seller shall be to cause the Escrow Agent to refund the Downpayment within ten (10) days after receipt of Purchaser’s cancellation notice. Upon such reimbursement, this Contract shall be null and void and the parties hereto shall be relieved of all further obligations and liabilities other than any arising under subsection 3.2D and Section 12 hereof.

D. In the event Purchaser does not cancel this Contract as provided in subsection 3.1C, then, in such event, Seller and Purchaser shall proceed with the transaction contemplated herein in accordance with the terms hereof.

3.2 A.  “Purchaser’s Investigation Period Permitted Activities” shall be performed and conducted at Purchaser’s sole cost and expense and in all respects in a commercially reasonable manner by Purchaser, its employees, agents, and independent contractors and Seller shall cooperate in such activities, and provide Purchaser with all plans, reports, warranties, relative to the Building and/or Premises to the extent same are in Seller's possession (at no cost to Seller). In connection with the foregoing, and for the purpose of conducting and performing Purchaser’s Permitted Activities, Purchaser and its employees, agents, and independent contractors shall have the right and license, during the Investigation Period, to enter onto the Premises as described in Section B below.

B. In order to obtain entry to the Premises where necessary to perform Purchaser's Investigation Period Permitted Activities, Purchaser and its employees, agents and independent contractors and representatives shall notify by telephone JOSEPH GIACALONE, a representative of Seller, at (631) 694-9800 of the identity of each of the parties intending to enter the Premises and the approximate period of time during which they will be located on the Premises. Seller shall coordinate each and every entry by Purchaser and/or its agents upon the Premises.

C. Prior to any entry upon the Premises to conduct any inspection, Purchaser shall furnish, or cause its contractors or agents to furnish, to Seller, evidence of insurance insuring Seller from and against liability resulting from injury to or death of any person or persons and damage to or destruction of property, in an amount not less than THREE MILLION ($3,000,000.00) DOLLARS, combined single limits, of which TWO MILLION ($2,000,000.00) DOLLARS may be by means of an umbrella policy.

D. Purchaser shall indemnify, protect, save, defend and hold forever harmless Seller from and against all liabilities, obligations, claims, damages, judgments, awards, penalties, costs, and expenses including, without limitation, reasonable attorney’s fees and court costs at all levels of proceedings, which Seller may incur, suffer or sustain, or for which Seller may become obligated or liable by reason of any act or omission on the part of Purchaser, its employees, agents, and/or independent contractors in the performance of conduct of Purchaser’s Investigation Period Permitted Activities or by reason of any injury to or death of persons or loss of or damage to property in connection with, or as a result of, any such entry or entries upon or use of the Premises by Purchaser, its employees, agents, and/or independent contractors in connection with Purchaser’s Investigation Period Permitted Activities or as a result of any liens for labor or services performed and/or materials furnished by or for the account of Purchaser in respect of the Premises. In the event this Contract terminates for any reason, Purchaser shall also be obligated to restore the Premises to substantially the same condition in which it existed prior to the commencement of Purchaser’s activities thereon. The provisions of this subsection D shall survive any termination of this Contract.

3.3 Except as otherwise provided in this Contract, the closing of title pursuant to this Contract (the "Closing") shall take place at the office of Seller's counsel or at the offices of Purchaser's lender or such lender's attorneys, provided such offices are in Nassau, Suffolk, Queens or New York counties on or about forty-five (45) days following the Investigation Period Notice Date. (The actual date of the Closing is hereinafter referred to as the "Closing Date").

SECTION 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller warrants and represents to Purchaser as follows:

4.1 Neither the execution of this Contract nor the consummation by Seller of the transactions contemplated by this Contract will (a) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default, or result in a termination of, any agreement or instrument to which Seller is a party, (b) violate any restriction to which Seller is subject, or (c) result in the creation of any lien, charge or encumbrance upon the Premises or any part thereof.

4.2 Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of New York, authorized to conduct business in the State of New York, and is the sole owner of the Premises.

4.3 Seller has all requisite power and authority, has taken all actions required by its organizational documents and applicable law, and has obtained all consents which are necessary to authorize or enable it to execute and deliver this Contract and to consummate the transactions contemplated in this Contract. The individual executing this Contract on Seller’s behalf has been duly authorized and is empowered to bind Seller to this Contract.

4.4 Seller has not filed for relief as a debtor under any state receivership laws or federal bankruptcy laws.

4.5 Seller, to the best of its knowledge and except as set forth on the attached Schedule "D", does not know of, and has not received any written notice of, the presence of environmentally hazardous conditions and/or substances emanating from the Premises.

4.6 To the best of Seller's knowledge, there are no underground storage tanks at the Premises that have not been legally abandoned.

4.7 Seller is not currently insolvent, and the execution and delivery of this Contract by Seller, nor Seller’s performance of Seller’s obligations hereunder will render the Seller insolvent.

4.8 There are no outstanding contracts made by Seller for any improvements to the Premises which have not been fully paid for. This provision shall survive Closing.

4.9 Seller shall cause to be discharged all mechanic’s or materialmen’s liens arising from work or materials furnished to the Premises prior to the Closing.

4.10 Except as set forth on Schedule "E" annexed hereto, there are currently no outstanding service or maintenance contracts with respect to the Premises ("Service Contracts") to which the Seller is party relating to the ownership, operation or use of the Premises which will impose an obligation on Purchaser, and with respect to these Schedule "E" agreements, each may be cancelled on thirty (30) days notice without penalty. Purchaser shall be under no obligation to assume any such contract for service or maintenance to the Premises from and after Closing. except as set forth on Schedule "E". This provision shall survive Closing.

4.11 Seller has not heretofore conveyed any easements, or air rights or other development rights affecting or appurtenant to the Premises. This provision shall survive Closing.

4.12 Seller agrees that it has not, and shall not, without obtaining Purchaser’s prior written consent in each instance:

(a) enter into any contract to sell any rights affecting or appurtenant to the Premises;

(b)  initiate, join in or consent to any change in any private restrictive covenant, easement or zoning or land use ordinance limited the uses which may be made of the Premises or any part thereof;

(c)  structurally alter the Premises except as may be necessary to (i) keep the Premises in reasonably safe and secure condition, or (ii) as required by law;

(d)  Mortgage or otherwise encumber the Premises other than those mortgages and encumbrances presently affecting the Premises as of the date of this Contract; but nevertheless, nothing herein shall diminish Seller’s obligations to deliver title in accordance with the terms of this Contract; and

(e) Seller shall not enter into any new lease, license or occupancy agreement with respect to any portion of the Premises.

4.13 Seller shall maintain the fire and liability insurance policies covering the Premises; and shall maintain the same in full force and effect (or replace the same with equivalent or better coverage) between now and the date of Closing.

4.14 There are no leases, subleases, licenses or other occupancy agreements affecting the Premises nor are there any Unfunded Leasing Costs (hereafter defined) as respect the Premises. The term Unfunded Leasing Costs means brokerage commissions, free rent or rent credits, tenant improvement or work letter allowances and/or any other costs to be paid or incurred as a result of an occupancy at the Premises or any termination of an occupancy at the Premises. This provision shall survive Closing.

4.15 There are no persons employed by Seller at the Premises for whom Purchaser shall have any responsibility for subsequent to Closing. This provision shall survive Closing.

4.16 Seller is not a foreign person as defined in Section 1445 of the Internal Revenue Code and the regulations promulgated thereunder.

4.17 At Closing, Seller shall deliver to Purchaser blueprints, drawings, plans and specifications in respect to the Premises to the extent in the possession or control of Seller, together with any unexpired warranties for the roof and other mechanical systems, including HVAC and Seller’s books and records relating to the maintenance, upkeep and repair of the Premises during Seller’s ownership.

SECTION 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1 Purchaser warrants and represents to Seller that as of the date hereof:

A. Neither the execution of this Contract nor the consummation by Purchaser of the transaction contemplated by this Contract will (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default, or result in a termination of, any agreement or instrument to which Purchaser is a party, (ii) violate any restriction to which Purchaser is subject or (iii) constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance, judgment, rule, decree or order.

5.2 Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York.

5.3 Purchaser has, or will have at Closing, all requisite authority, has taken all actions required by its organizational documents and applicable law, and has obtained all consents which are necessary to authorize or enable it to execute and deliver this Contract and to consummate the transactions contemplated in this Contract. The individuals executing this Contract on Purchaser’s behalf have been duly authorized and are empowered to bind Purchaser to this Contract.

SECTION 6
SELLER’S OBLIGATIONS AS TO LEASES

6.1 Seller shall deliver possession of the Premises to Purchaser at the Closing vacant and free from any leases, agreements, licenses or other rights of possession.

SECTION 7
CONDITIONS PRECEDENT

7.1 Purchaser’s obligation to close title pursuant to the terms of this Contract is subject to and conditioned upon the following:

A. Each of the representations and warranties made by Seller in Section 5 hereof being true and complete in all material respects on the Closing Date as if made on and as of such date. At the Closing, Seller shall deliver to Purchaser a certification to this effect; and

B. Seller shall have performed all obligations which it is required to perform pursuant to the provisions of this Contract.

7.2 Seller’s obligation to consummate the sale of the Premises pursuant to the terms of this Contract is subject to and conditioned upon the following:

A.  Each of the representations and warranties made by Purchaser in Section 5 hereof being true and complete on the Closing Date as if made on and as of such date. At the Closing, Purchaser shall deliver to Seller a certification to this effect.

B. Purchaser shall have performed all obligations which it is required to perform pursuant to the provisions of this Contract.

7.3 Seller covenants that between the date of the Contract and the Closing:

A. Seller shall not modify or amend any existing contracts regarding the operation and maintenance of the buildings, including the Service Contracts or enter into any new service contract.

B.  Seller shall maintain the Premises consistent with its past course of maintenance, such that it is, as of Closing, in substantially the same condition existing as of the expiration of the Investigation Period, reasonable wear and tear excepted.

C.  Seller shall maintain in full force and effect until the Closing, all insurance policies on the Premises which exist as of the date of the Contract.

D.  No fixtures, equipment or personal property included in this sale shall be removed from the Premises unless the same are replaced with similar items of at least equal quality prior to the Closing.

E.  Seller shall not intentionally place any lien or other encumbrance upon or otherwise affecting the Premises, nor shall Seller enter into any lease or other occupancy agreement for any part of the Premises.

SECTION 8
SELLER’S CLOSING OBLIGATIONS

At the Closing, Seller shall deliver the following to Purchaser:

8.1 A statutory form of Bargain and Sale Deed With Covenants against Grantor's Acts, containing the covenant required by Section 13 of the Lien Law, and properly executed in proper form for recording so as to convey to Purchaser fee simple title to the Premises, subject only to the Permitted Exceptions.

8.2 A form TP-584 duly executed by Seller, a New York State Equalization Form (RP-5217) executed by Seller, and any other instruments, affidavits and/or tax returns as are customarily executed by the seller of an interest in real property in connection with the recording of a deed.

8.3 The Service Contracts, which shall be initialed by Purchaser, to the extent same are assignable by Seller to Purchaser as set forth on Schedule "E".

8.4 To the extent they are then in Seller’s possession and not posted at the Premises, certificates, licenses, permits, authorizations and approvals issued for or with respect to the Premises by governmental and quasi-governmental authorities having jurisdiction.

8.5 An assignment to Purchaser, without recourse or warranty, of all of the interest of Seller in those Service Contracts, insurance policies, certificates, permits and other documents to be delivered to Purchaser at the Closing which are then in effect and are assignable by Seller to Purchaser.

8.6 A Non-foreign affidavit with respect to Seller as required by IRC Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended (“Code”) and the regulations issued thereunder, and Purchaser shall not deduct or withhold any portion of the Purchase Price pursuant to Section 1445 of the Code.

8.7 Such affidavits as the Title Company may reasonably require in order to omit from its title insurance policy all exceptions for judgments, bankruptcies or other returns against persons or entities whose names are the same or similar to Seller’s name; and other documents as the Title Company may reasonably require.

8.8 Checks to the appropriate officers in payment of all applicable real property transfer taxes and copies of any required tax returns therefor executed by Seller, unless Seller elects to have Purchaser pay any of such taxes and credit Purchaser with the amount thereof.

8.9 To the extent that they are then in Seller’s possession, copies of current maintenance records. Seller shall make all other Building files available to Purchaser for copying.

8.10 A resolution of Seller authorizing the sale and delivery of the deed and setting forth facts showing that the transfer complies with all applicable law.

8.11 Letter authorizing the Escrow Agent to disburse the Downpayment to Seller.

8.12 Exclusive possession of the Premises in the condition required by this Contract, and keys for the Building and any fences and/or gates to the extent that same are in Seller’s possession.

8.13 A Bill of Sale for the Personal Property.

SECTION 9
PURCHASER’S CLOSING OBLIGATIONS

At the Closing, Purchaser shall:

9.1 Deliver the balance of the Purchase Price, subject to adjustment as provided in this Contract, by immediately available federal funds transferred by wire to such account(s) in such bank(s) as Seller shall designate; or by certified or official bank check(s) to Seller and/or its designees, at Seller’s option.

9.2 Deliver to Seller, a letter authorizing the Escrow Agent to disburse the Downpayment to Seller.

9.3 Deliver to Seller the certification referred to in subsection 7.2A.

9.4 Deliver to Seller a form 1099B prepared by Seller.

9.5 Cause the deed to be recorded, duly complete all required real property transfer tax returns and cause all such returns and checks in payment of such taxes to be delivered to the Title Company for filing with the appropriate offices promptly after the Closing.

9.6 Deliver to Seller such other documents as are required by this Contract to be delivered by Purchaser or as reasonably requested by Seller in order to effectuate the provisions of this Contract.

9.7 Execute and deliver to Seller an assumption of Service Contracts to be assumed by Purchaser.

SECTION 10
APPORTIONMENTS AND OTHER PAYMENTS

10.1 The following apportionments shall be made between the parties at the Closing as of the close of business on the day immediately prior to the Closing Date:

A. real estate taxes, water charges and sewer rents, if any, on the basis of the lien period for which assessed, except if there is a water meter on the Premises, apportionment at Closing shall be based on the actual reading, which shall be taken no more than thirty (30) days prior to Closing, subject to adjustment after Closing when the next reading is available;

If the Closing shall occur before a new tax rate is fixed, the apportionment of taxes at the Closing shall be based upon the tax rate for the immediately preceding period applied to the latest assessed valuation. Installments for assessments noted against the Premises prior to Closing shall be the responsibility of the Seller;

B. value of fuel stored on the Premises, if any, at the price then charged by Seller’s supplier, including any taxes, based upon a statement of such supplier dated within the week of Closing;

C. charges under any transferrable Service Contracts; and

D. any other sums required to be paid by either party to the other at the Closing pursuant to the provisions of this Contract.

10.2 In the event the net apportionment or payment is required to be made by Purchaser, the amount due shall be added to the payment due at the Closing and paid either by wire transfer or by certified check or official bank check; or, in the event the net apportionment or payment is required to be made by Seller, the amount due shall be applied, as a credit against the amount due at the Closing. Adjustments may be made by personal check up to $5,000.00.

10.3 The parties hereto agree that any errors or omissions in computing apportionments at the Closing shall be corrected promptly after discovery, but in no event later than six (6) months after the Closing.

10.4 Seller shall pay the New York State transfer tax on the deed of conveyance. Purchaser shall pay the following costs: any transfer taxes imposed upon a Purchaser by statute, if any, the title insurance premium and the services charged by the Title Company (if any), the cost of all recording charges in connection with the Closing other than charges and costs incurred to record documents in connection with the clearing of title by Seller pursuant to this Contract (which recording charges and costs and Title Company service fees shall be paid by Seller), except as otherwise provided herein.

10.5 Seller agrees to cooperate with Purchaser, at no cost to Seller, with regard to any request by Purchaser to take an assignment to its lender of any existing mortgages encumbering the Premises.

10.6 The provisions of this Section 10 shall survive the Closing in accordance with the terms hereof.

SECTION 11
TERMINATION AND REMEDIES

11.1 In the event that on the Closing Date or after any permitted adjournment of the Closing Date, if Seller shall have been unable to perform any material covenant and/or agreement contained herein which is to be performed by Seller, or if any of the conditions precedent to Purchaser’s obligation to consummate the transactions contemplated hereby shall have failed to occur due to Seller's inability to perform same, Purchaser may, at its option (i) terminate this Contract by giving written notice of termination to Seller, in which event Purchaser shall (a) receive a refund of the Downpayment and (b) Purchaser shall receive from Seller the net costs of Purchaser's title search and survey fees, and thereafter neither party under this Contract shall have any further obligation to the other, or (ii) close title to the Premises without any abatement of the Purchase Price, in which event Purchaser shall be deemed to have waived any rights it may have had on account of such untruth, failure to perform or failure to occur. Notwithstanding the foregoing, if Seller defaults under the terms of the Contract, Purchaser shall have all rights and remedies available to it in law or equity, including specific performance.

11.2 If Purchaser defaults and fails to cure said default within five (5) days after receipt of written notice, the entire damages which Seller will thereby sustain cannot be exactly determined; therefore, it is agreed that in the event of any default by Purchaser, all amounts paid by Purchaser as a deposit pursuant to this Contract shall be considered as liquidated damages for such default by Purchaser, and shall become the exclusive property of, and be permanently retained by Seller as Seller’s sole remedy and Purchaser’s sole obligation in any and all events. Seller shall retain such amounts as liquidated damages and no further rights or causes of action shall remain against Purchaser, nor shall Purchaser have any further rights under this Contract or otherwise, with respect to Seller, except that Purchaser and Seller shall continue to remain liable under the provisions of subsection 3.2 D and Section 12 hereof.

SECTION 12
BROKER

12.1 Seller and Purchaser each represent and warrant to the other that no broker, finder or similar persons other than CLEVA/PHILIPS and OXFORD & SIMPSON (collectively, “Broker”) was involved in or connected with this transaction. Purchaser further represents that no other broker, finder or similar person other than CLEVA/PHILIPS brought the Premises to the attention of Purchaser. Purchaser and Seller each hereby indemnify and agree to defend, save and hold the other harmless of and from all loss, cost, liability and expense, including, without limitation, reasonable attorneys’ fees, which may be incurred by the other in connection with any claim for commission or other compensation asserted against such party, whether based on a claim of brokerage, or based on a contract, quasi-contract or tort, made by any person, firm or corporation other than Broker who claims to have dealt with the other party, i.e., Seller or Purchaser, as the case may be, in connection with this transaction. Seller shall pay Broker pursuant to a separate agreement between Seller and Broker, and shall hold Purchaser harmless from and indemnify it against any claims made by such Broker by reason of Seller's non-payment of such commission due Broker.

The representations and obligations under this Section 12 shall survive the Closing or, if the Closing does not occur for any reason, shall survive the termination of this Contract.

SECTION 13
NOTICES

13.1 Any notice required to be given hereunder shall be given in writing by depositing such notice in a post-paid wrapper, in an official depository under the exclusive care and custody of the United States Postal Service within New York State, or by Express Mail, Federal Express or messenger service (with proper receipt therefor), addressed to the party at the address hereinabove set forth with a copy of any such notice by a similar method of delivery or by fax transmission (with proper receipt therefor and a copy sent by mail) simultaneously to the attorney for such party as follows:

IF TO SELLER:	Embassy Industries, Inc. 445 Broad Hollow Road, Suite 100 Melville, New York 1747 Attention: Richard Horowitz Tel. (631) 694-9800:

WITH A COPY:	Certilman Balin Adler & Hyman, LLP 90 Merrick Avenue East Meadow, New York 11554 Attention: Jodi S. Hoffman, Esq. Tel. (516) 296-7058 Fax (516) 296-7111 E-Mail: jhoffman@certilmanbalin.com

IF TO PURCHASER:	Tell Realty LLC c/o Sam Tell and Son, Inc. 58-51 Maspeth Avenue Maspeth, New York 11378 Tel. (718) 386-0707

WITH A COPY:	Glen Edelman, Esq. Mandell, Mandell, Okin & Edelman 3000 Marcus Avenue New Hyde Park, New York 11040 Tel. (516) 354-2800 Fax (516) 354-2803 E-mail: gedelman@mmoelaw.com

    Any notice hereunder may be given by the attorney for a party and shall have the same force and effect as if given by the party. Either party may by notice change the address at which notices are to be given hereunder. Notices shall be deemed given upon receipt or first refusal thereof.

SECTION 14
CONDEMNATION AND CASUALTY

14.1 In the event of condemnation of the Premises or any portion thereof, between the date hereof and the Closing Date, which would materially interfere with or adversely affect the Premises or Purchaser's intended use, Purchaser shall have the option to terminate this Contract by written notice to Seller, in which event the sole liability of Seller shall be to cause the Escrow Agent to refund the Downpayment to Purchaser. Upon such reimbursement, this Contract shall be null and void and the parties hereto shall be relieved of all further obligations and liabilities other than any arising under subsection 3.2 and Section 12 hereof. In the event there is a condemnation and Purchaser does not elect to terminate this Contract, Seller shall assign to Purchaser any condemnation award it may be entitled to receive and Seller and Purchaser shall proceed with the transaction contemplated herein in accordance with the terms hereof.

14.2 With respect to a casualty at the Premises, the provisions of Section 5-1311 of the General Obligations Law shall apply to the sale and purchase provided for in the Contract.

SECTION 15
ESCROW OF DOWNPAYMENT

15.1 Escrow Agent shall hold the proceeds of the checks delivered to Escrow Agent for the Downpayment, in escrow, in an interest-bearing account maintained at M&T Bank. 350 Park Avenue, New York, New York.

15.2 The Downpayment shall be held by the Escrow Agent until the Closing or sooner termination of this Contract and Escrow Agent shall pay over the interest or income earned thereon, if any, to the party entitled to the Downpayment. The party receiving such interest or income shall pay any income taxes due thereon. If for any reason the Closing does not occur pursuant to the provisions of this Contract and either party makes a written demand upon Escrow Agent, in the manner required for notices, for payment of the Downpayment, then Escrow Agent shall give written notice, in accordance with the provisions of subsection 13.1 to the other party of such demand. If Escrow Agent does not receive a written objection from the other party to the proposed payment of the Downpayment pursuant to the aforesaid demand within ten (10) business days after the delivery of such notice by Escrow Agent, Escrow Agent is hereby authorized to make such payment in accordance with the aforesaid demand. If Escrow Agent receives written objection from the other party to the proposed payment of the Downpayment pursuant to the aforesaid demand within such ten (10) business day period or if for any other reason Escrow Agent in good faith shall elect not to make such payment, Escrow Agent shall continue to hold the Downpayment until otherwise directed by written instructions from Seller and Purchaser or a final judgment of a court of competent jurisdiction. Escrow Agent, however, shall have the right at anytime to deposit the Downpayment with the Clerk of any Court of competent jurisdiction in the State of New York, with a venue of Suffolk County or Nassau County, and Escrow Agent shall give written notice of such deposit to the Seller and the Purchaser, and upon such deposit being made, Escrow Agent shall be discharged from all obligations and responsibilities hereunder. The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent may act upon any writing believed by it in good faith to be genuine and to be signed and presented by the proper person and the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith, or in willful disregard of this Contact or involving gross negligence. Seller and Purchaser shall jointly and severally indemnify, defend and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Contract or involving gross negligence. As between Purchaser and Seller, the losing party shall pay all such costs, claims, expenses and fees. If the Downpayment shall not earn any interest, or no interest be paid thereon by reason of the withdrawal of the proceeds, or part thereof, under the provisions of this Contract or before interest shall be earned or credited, or during any period of reasonable delay in opening an account, Escrow Agent shall not be liable by reason thereof. Notwithstanding anything contained herein to the contrary, Escrow Agent may represent Seller as Seller’s counsel in any action, suit or other proceeding between Seller and Purchaser or in which Seller and Purchaser may be involved. Escrow Agent shall have no duties or responsibilities except as set forth herein. Escrow Agent shall not be bound by any modification of the Contract unless the same is in writing and signed by Purchaser and Seller and, if Escrow Agent’s duties hereunder are not affected, unless Escrow Agent shall have given prior written consent thereto. The provisions relating to the indemnification of Escrow Agent shall survive the Closing or, if the Closing does not occur for any reason, shall survive the termination of this Contract.

SECTION 16
INTENTIONALLY DELETED

SECTION 17
CONDITION OF PREMISES

17.1 A. Purchaser acknowledges that it has fully examined the Premises or will, if applicable, have fully examined the Premises during the Inspection Period and is purchasing the Premises in an “as is” condition “with all faults” and specifically and expressly without any warranties, representations or guarantees, from or on behalf of the Seller and its agents, other than as set forth elsewhere in this Contract. Purchaser has not relied, and is not relying, upon any information, document, sales brochures or other literature, maps or sketches, projection, proforma, statement, representation, guarantee or warranty (whether express or implied, or oral or written, or material or immaterial) that may have been given by or made by or on behalf of the Seller, other than as set forth elsewhere in this Contract.

B. Purchaser hereby acknowledges that it shall not be entitled to, and should not, rely on Seller or its agents as to: (i) the quality, nature, adequacy or physical condition of the Premises including, but not limited to, the structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities or the electrical, mechanical, HVAC, plumbing, sewerage or utility systems, facilities or appliances at the Premises, if any; (ii) the quality, existence, nature, adequacy or physical condition of soils, sub-surface support or ground water at the Premises; (iii) the existence, quality, nature, adequacy or physical condition of any utilities serving the Premises; (iv) the existence, quality, nature or adequacy of any ability to access utilities, including, but not limited to, electricity, natural gas, water and sewer; (v) the existence, quality, nature, adequacy, physical condition, or ability to access any rights of way or roads of any kind; (vi) the development potential of the Premises, its habitability, merchantability or fitness, suitability or adequacy of the Premises for any particular purpose; (vii) the zoning classification, use or other legal status of the Premises; (viii) the existence, applicability, quality or nature of any setback requirements; (ix) the Premises’ or its operations’ compliance with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions or restrictions or any governmental or quasi-governmental entity or of any other person or entity; (x) the quality of any labor or materials relating in any way to the Premises; or (xi) compliance with any environmental or occupational protection, pollution, subdivision or land use laws, rules, regulations, orders or requirements including, but not limited to, those pertaining to the handling, generating, treating, storing or disposing of any hazardous waste, material or substance. The provisions of this paragraph shall survive the closing.

C. Notwithstanding anything contained herein to the contrary, including Paragraph 17.1A and B above, the Premises shall be delivered vacant and broom clean at Closing with all systems, including, but not limited to, electrical, heating, plumbing, air conditioning, if any, in working order, and the roof shall be delivered free of leaks.

SECTION 18
ASSIGNMENT OF CONTRACT

18.1 Purchaser shall not assign this Contract or the rights and obligations hereunder without the prior written consent of Seller. Provided such consent is given, no such assignment of Purchaser’s interest in this Contract, however, shall be valid or binding upon Seller unless and until (a) a duplicate original thereof, in form satisfactory to Seller, assigning to the assignee all of Purchaser’s right, title and interest in this Contract, including the Downpayment, shall be delivered to Seller and (b) an agreement, in form reasonably satisfactory to Seller, in which the assignee shall assume and agree to perform and be bound by all of the terms, covenants and conditions of this Contract, shall be delivered to Seller. The aforesaid documents shall be delivered to Seller within three (3) days of such assignment. Notwithstanding the aforesaid assignment, the obligations of Purchaser named herein under this Contract shall not be discharged, released or impaired by such assignment. For purposes of this paragraph, any transfer of a majority of the beneficial ownership of the Purchaser entity shall be deemed an assignment prohibited hereunder.

Notwithstanding the foregoing, Purchaser shall have the right to assign this Contract to another entity with one or more of the same principal(s) as Sam Tell and Sons, Inc.

SECTION 19
TAX DEFERRED EXCHANGE

19.1 Seller and Purchaser may desire to exchange, for other property of like kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended and the Regulations promulgated thereunder, fee title in the property which is the subject of this Contract. Seller and Purchaser expressly reserve the right to assign its rights, but not its obligations, hereunder to a Qualified Intermediary as provided in IRC Reg. 1.1031(k)-1(g)(4) on or before the Closing Date. Seller and Purchaser shall cooperate with each other in connection therewith.

SECTION 20
MISCELLANEOUS

20.1 If the provisions of any schedule or rider to this Contract are inconsistent with the provisions of this Contract, the provisions of such schedule or rider shall prevail.

20.2 The Section headings are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Contract or any of the provisions hereof.

20.3 This Contract embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, are merged into this Contract. Neither this Contract nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

20.4 The acceptance of a deed by Purchaser shall be deemed to be a full performance and discharge of every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Contract, except those, if any, which are herein specifically stated to survive the Closing. No representation, warranty or obligation of either party to this Contract shall survive the delivery of such deed except as otherwise expressly set forth in this Contract.

20.5 This Contract and the terms and provisions hereof shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, successors and permitted assigns.

20.6 This Contract shall not be binding or effective until properly executed and delivered by Seller and Purchaser to each other.

20.7 In the event of any dispute with respect to the reasonableness of any failure or refusal of Seller to grant its consent or approval or to act reasonably in connection with any provisions of this Contract where Seller has agreed not to unreasonably withhold its consent or approval or has agreed to act in a reasonable manner, Purchaser may, as its exclusive remedy, seek specific performance of such consent or approval or act. In no event, however, will Seller be liable for money damages whatsoever by reason of such actions.

20.8 Seller represents that its Federal Employer Identification Number is 11-2111421; and Purchaser represents that its Federal Employer Identification Number is pending.

20.9 In the event any portion of this Contract shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable, such portion shall be deemed severed from this Contract and the remaining parts hereof shall remain in full force and effect, as fully as though such invalid, illegal or unenforceable portion had never been part of this Contract, provided that no material rights of either party shall be impaired.

20.10 As used in this Contract, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require.

20.11 The parties agree that this Contract shall be governed by, and construed in accordance with the laws of the State of New York.

20.12 This Contract may be executed in any number of counterparts which together shall constitute the agreement of the parties.

20.13 Purchaser shall have a vendee’s lien against the Premises for the amount of the Downpayment, but such lien shall not continue after default by Purchaser under this Contract. Purchaser agrees that it shall not record this Contract or any memorandum or assignment thereof. Should Purchaser violate the provisions of the foregoing sentence, this Contract, at Seller’s option, shall become null and void, whereupon all rights of the Purchaser shall cease and terminate and Seller shall have the right to retain the Downpayment as and for liquidated damages on account of such default by Purchaser.

20.14 Purchaser and Seller hereby waive trial by jury in any action, proceeding or counterclaim arising out of this Contract, provided such waiver is not prohibited by any laws of the State of New York. Any action or proceeding brought by either party hereto against the other, directly or indirectly, arising out of this Contract, shall be instituted in a court in Suffolk County and all motions in any such action shall be made in Suffolk County. This paragraph shall survive the delivery of the Deed.

20.15 Purchaser shall accept unacknowledged receipts, checks, letters, statements or other proof as to the amount of any liens on the property in the event that said liens are less than the record amounts and similar proof will be acceptable as to the payment of such liens, provided that the Title Company omits any exception as to such liens from Purchaser’s title policy.

20.16 No failure or delay of either party in the exercise of any right given to such party hereunder or the waiver by any party of any condition hereunder for its benefit (unless the time specified herein for exercise of such right, or satisfaction of such condition, has expired) shall constitute a waiver of any other or further right nor shall any single or partial exercise of any right preclude other or further exercise thereof or any other right. The waiver of any breach hereunder shall not be deemed to be a waiver of any other or any subsequent breach hereof.

20.17 This Contract is completely non-recourse as to Seller, and as such, only Seller’s interest in the Premises shall be subject to execution, attachment or any other claim or proceeding on account of any obligation of Seller hereunder.

20.18 The personal property referred to in this Contract shall be deemed conveyed by the Deed, and no part of the Purchase Price shall be deemed allocated to such personal property.

20.19 IDA Contingency. This Contract is subject to and conditioned upon the adoption by the Town of Babylon Industrial Development Agency (the "Town IDA") of an Inducement Resolution evidencing the intention of the Town IDA to provide certain financial assistance with respect to the Premises. Purchaser shall promptly submit its application for the Inducement Resolution and diligently pursue same during the Investigation Period. In the event Purchaser has not received the Inducement Resolution by the last day of the Investigation Period, Purchaser may terminate this Contract by notifying Seller of same before the Investigation Period Notice Date, time being "of the essence". In such event, the sole liability of Seller shall be to cause the Escrow Agent to refund the Downpayment within ten (10) days after receipt of Purchaser's cancellation notice. Upon reimbursement, this Contract shall be null and void and the parties shall be relieved of all further obligations and liabilities, other than any arising under Subsection 3.2D and Section 12 hereof.

BALANCE OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have executed this Contract as of the date first above written.

SELLER:

EMBASSY INDUSTRIES, INC.

BY: /s/ Joseph A. Molino, Jr.
Name: Joseph A. Molino, Jr.
Title: Vice President

PURCHASER:

TELL REALTY LLC

BY: /s/ Marc Tell
Name: Marc Tell
Title: Managing Partner
Read and Agreed:
For Purposes of §§ 2.2, 2.3 and 15

CERTILMAN BALIN ADLER & HYMAN, LLP

By: /s/ Jodi Hoffman
Escrow Agent

SCHEDULE A

LEGAL DESCRIPTION

SEE ANNEXED

SCHEDULE A

ALL THAT CERTAIN PLOT, PIECE OR PARCEL OF LAND, SITUATE, LYING AND BEING AT PINELAWN, EAST FARMINGDALE, TOWN OF BABYLON, COUNTY OF SUFFOLK AND STATE OF NEW YORK, ON THE EASTERLY SIDE OF SMITH STREET AND MORE PARTICULARLY BOUNDED AND DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE EASTERLY SIDE OF SMITH STREET, DISTANT 788.25 FEET NORTHEASTERLY AS MEASURED ALONG THE SOUTHERLY AND THEN EASTERLY SIDE OF SMITH STREET FROM THE EXTREME NORTHEASTERLY END OF A LINE HAVING LENGTH OF 28.28 FEET, WHICH SAID LINE CONNECTS THE SOUTHERLY SIDE OF SMITH STREET AND THE EASTERLY SIDE OF NEW HIGHWAY, WHICH SAID POINT OF BEGINNING IS ALSO THE SOUTHWESTERLY CORNER OF THE PREMISES HEREIN DESCRIBED;

RUNNING THENCE ALONG THE SAID EASTERLY SIDE OF SMITH STREET IN AN NORTHERLY DIRECTION AND ALONG A CURVE BEARING TO THE LEFT HAVING A RADIUS OF 110 FEET AN ARC DISTANCE OF 63.04 FEET TO A POINT;

THENCE STILL ALONG THE EASTERLY SIDE OF SMITH STREET, NORTH 4 DEGREES 54 MINUTES 30 SECONDS EAST, 240.49 FEET TO A POINT;

THENCE SOUTH 85 DEGREES 05 MINUTES 30 SECONDS EAST, 575.83 FEET TO A POINT;

THENCE SOUTH 37 DEGREES 12 MINUTES 05 SECONDS WEST, 169.81 FEET TO A POINT;

THENCE SOUTH 02 DEGREES 08 MINUTES 10 SECONDS WEST, 200.18 FEET TO A
POINT;

THENCE NORTH 85 DEGREES 27 MINUTES WEST, 434.90 FEET TO A POINT;

THENCE NORTH 54 DEGREES 20 MINUTES 56 SECONDS WEST, 90.14 FEET TO A POINT IN THE EASTERLY SIDE OF SMITH STREET, THE POINT OR PLACE OF BEGINNING.

FOR INFORMATION ONLY: DISTRICT 0100 SECTION 005.00 BLOCK 01.00 LOT 011.000
Having Street Address:	300 Smith St. Farmingdale, NY

SCHEDULE B

PERSONAL PROPERTY

NONE

SCHEDULE C

PERMITTED EXCEPTIONS

a.  Zoning and subdivision laws, regulations and ordinances and landmark, historic or wetlands designation.

b.  State of facts shown on the survey of the Premises made by George R. Haubenreich, dated March 27, 1996 and updated December 27, 2002, and any additional facts as would be shown by an updated survey provided title is not rendered unmarketable at regular rates.

c.  General real estate taxes and special assessments, water and sewer charges and all other liens and charges of every description which are a lien but are not then due and payable or delinquent or are the subject of apportionment pursuant to Section 10 of this Contract.

d.  Standard printed exceptions contained in the form jacket of fee title policy then issued by the title insurance company insuring the fee title with regard to taxes or assessments which are not shown as existing liens by the records of any taxing authority that levies taxes or assessments on real property or by the public records.

e. Non-material variations between fences, walls, hedges and the record lines of the Premises of up to one (1) foot.

f. Rights of utilities, if any, to maintain and operate lines, wires, cables, poles and distribution boxes in, over and upon said Premises for service to the Premises.

g. Covenants, easements, agreements, declarations, licenses and reservations presently of record, if any, provided the same do not prohibit the present use and maintenance of existing structures on the Premises.

SCHEDULE D

HAZARDOUS SUBSTANCES

1. "No Further Action" Letter from the County of Suffolk Department of Health Services dated May 30, 2006.

2. New York State Department of Environmental Conservation Letter dated June 16, 2006.

3. Clarification Letter from County of Suffolk Department of Health Services dated June 26, 2006.

4. E-mail correspondence from New York State Department of Environmental Conservation dated August 11, 2006 removing the Premises from the database as a source of contamination.

SCHEDULE E

SERVICE CONTRACTS

1. ADT Fire and Security Alarm Service

2. Phone service - designated lines for fire alarm and security alarm.